                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT
                                      TO
                   THE RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                             LINKSHARE CORPORATION


          LINKSHARE CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     (1) The name of the Corporation is LinkShare Corporation. The original Certificate of Incorporation of the Corporation was filed on July 1, 1997. The name under which the Corporation was originally incorporated is "LinkShare Technologies Corp."

     (2) This Certificate of Amendment amends the provisions of the Certificate of Incorporation of the Corporation, as previously amended and restated by a Restated Certificate of Incorporation dated July 16, 1998, to increase the number of authorized shares of Common Stock of the Corporation.

     (3) The Board of Directors of the Corporation duly adopted, by unanimous written consent in accordance with Section 141 of the Delaware General Corporation Law, resolutions that (i) set forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, (ii) declared said amendment to be advisable and in the best interests of the Corporation and (iii) directed that such amendment be submitted to the stockholders of the Corporation for consideration thereof. The text of the resolution setting forth the proposed amendment is as follows:

          RESOLVED, that Part A of Article IV of the Corporation's Restated Certificate of Incorporation shall, subject to requisite stockholder approval, be amended to read in its entirety as follows:

               "A. This Corporation is authorized to issue two classes of stock to be designated, respectively, 'Common Stock' and 'Preferred Stock.' The total number of shares which the Corporation is authorized to issue is Sixteen Million Seven Hundred Fifty Thousand (16,750,000) shares, Thirteen Million (13,000,000) shares of which shall be Common Stock (the "Common Stock"), and Three Million Seven Hundred Fifty Thousand (3,750,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share."

     (4) Thereafter, pursuant to resolution of the Corporation's Board of Directors, the foregoing amendment to the Restated Certificate of Incorporation of the Corporation was submitted to and duly approved and adopted the stockholders of the Corporation by unanimous written consent in accordance with
Section 228 of the Delaware General Corporation Law.

     (5) Such amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Chairman and Chief Executive Officer this 25th day of February, 2000.

                                        LINKSHARE CORPORATION



                                        By: /s/ Stephen D. Messer
                                            ------------------------------------
                                            Stephen D. Messer
                                            Chairman and Chief Executive Office

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              LINKSHARE CORPORATION

     ONE: The name of this corporation is LinkShare Corporation. The original name of this corporation was LinkShare Technologies, Corp., and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is July 1, 1997. The following amendment and restatement of the Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Company.

     TWO: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

                                       I.

     The name of the corporation is LINKSHARE CORPORATION (the "Corporation" or the "Company").

                                       II.

     The address of the registered office of the Corporation in the State of Delaware is:

                           1013 Centre Road
                           City of Wilmington
                           County of New Castle
                           Delaware 19805

     The name of the Corporation's registered agent at said address is Corporation Service Company.

                                      III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Thirteen Million Seven Hundred Fifty Thousand (13,750,000) shares, Ten Million (10,000,000) shares of which shall be Common Stock (the "Common Stock") and Three Million Seven Hundred Fifty Thousand (3,750,000) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $.001 per share and the Common Stock shall have a par value of $.001 per share.

     B. Upon the effective date of this Amended and Restated Certificate of Incorporation each outstanding share of Common Stock shall be split and reconstituted into 20 shares of Common Stock. Each of such shares of Common Stock shall be fully paid and nonassessable. Effective as of such date, each stock certificate that, immediately prior to such split and reconstitution, evidenced any shares of the Corporation's Common Stock as then constituted (an "Existing Certificate") shall continue to be valid and shall evidence ownership of 20 times the number of shares of Common Stock enumerated thereon, and no surrender for any notation upon, change in or exchange, substitution or surrender of, any such certificate shall be required by virtue of such split or reconstitution. Each holder of an Existing Certificate, however, shall be entitled upon surrender of such Existing Certificate to the Corporation for cancellation to receive one or more new certificates that in the aggregate represent the full number of shares of Common Stock into which the issued and outstanding shares of Common Stock evidenced thereby have been split and reconstituted as provided herein.

     C. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

     D. Three Million Two Hundred Fifty Thousand (3,250,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series Preferred").

     E. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

          1. DIVIDEND RIGHTS.

               a. Holders of Series Preferred, in preference to the holders of any other stock of the Company ("Junior Stock"), shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" per annum on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series Preferred shall be $1.23375 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

               b. So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1a above) on the Series Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1b shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or
          (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company's Board of Directors.

          2. VOTING RIGHTS.

               a. General Rights. Except as otherwise provided herein or as required by law, the Series Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of shareholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

               b. Separate Vote of Series Preferred. For so long as at least Five Hundred Thousand (500,000) shares of Series Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred) remain outstanding, in addition to the vote or written consent of the holders of at least a majority of the Common Stock (as a separate class) or any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series Preferred shall be necessary for effecting or validating the following actions:

                    (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that adversely alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series Preferred;

                    (ii) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Preferred
               Stock;

                    (iii) Any authorization or any designation, whether by
               reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company having rights, preferences, or privileges ranking on a parity with or senior to the Series Preferred or any increase in the authorized or designated number of any such new class or series;

                    (iv) Any redemption, repurchase or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                    (v) Any Asset Transfer or Acquisition (each as defined in
               Section 3d);

                    (vi) The payment or declaration of a dividend on any shares of Common Stock or Preferred Stock;

                    (vii) Any voluntary dissolution or liquidation of the
               Company; or

                    (viii) Any increase or decrease in the authorized number of members of the Company's Board of Directors.

               c. Election of Board of Directors. For so long as at least Five Hundred Thousand (500,000) shares of Series Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series Preferred), (i) the holders of Series Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; (ii) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and (iii) the holders of Common Stock and Series Preferred, voting together as a class, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

               As of the first date that the number of Series Preferred outstanding falls below the minimum required by the first sentence of this subsection, the right of the holders of the Series Preferred to nominate, appoint, vote for or vote in the election of any directors of the Company shall automatically terminate; the terms of office of the directors elected by the Series Preferred pursuant to Section 2(c) above then serving on the Company's Board of Directors shall automatically terminate; and the vacancies on the Board thereby created shall be filled by solely by the vote of the holders of the then outstanding Common Stock (without any separate vote on the part of the holders of the Series Preferred). Nothing contained in this
          Section is intended or shall be construed as preventing, impairing or otherwise affecting the right of any holders of the Common Stock from agreeing among themselves or with any holders of the Series Preferred as to the manner in which their respective shares of capital stock of the Company shall be voted with respect to the composition of the Company's Board of Directors, the nomination or election of directors or any other matter, which right is hereby confirmed.

               d. No Other Class Votes. Except as expressly provided in this
          Section 4 above and except as required by the Delaware General Corporation Law, the holders of the Series Preferred will not have any right to vote, give consents or otherwise take or approve action as a separate class or series with respect to any matter coming before the stockholders of the Company.

     3. LIQUIDATION RIGHTS.

          a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series Preferred equal to the Original Issue Price plus all declared and unpaid dividends on the Series Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series Preferred held by them.

          b. After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3a above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis.

          c. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in Section 3a, then such assets shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          d. The following events shall be considered a liquidation under this
     Section:

               (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's outstanding capital stock (on an as-converted to Common Stock basis) immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's outstanding capital stock (on an as-converted to Common Stock basis) is transferred (an "Acquisition"); or

               (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

          e. In any of such liquidation events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                    (A) If traded on a securities exchange or through the Nasdaq
               National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                    (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                    (C) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

               (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or
          (C) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

          4. CONVERSION RIGHTS.

               The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

                    a. Optional Conversion. Subject to and in compliance with
               the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series Preferred Conversion Rate" then in effect (determined as provided in Section 4b) by the number of shares of Series Preferred being converted.

                    b. Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (the "Series Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series Preferred by the "Series Preferred Conversion Price," calculated as provided in Section 4c.

                    c. Series Preferred Conversion Price. The conversion price for the Series Preferred shall initially be the Original Issue Price of the Series Preferred (the "Series Preferred Conversion Price"). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

                    d. Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, but subject the Section 4(t) below, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                    e. Adjustment for Stock Splits and Combinations. If the
               Company shall at any time or from time to time after the date that the first share of Series Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this
               Section 4e shall become effective at the close of business on the date the subdivision or combination becomes effective.

                    f. Adjustment for Common Stock Dividends and Distributions.
               If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series Preferred Conversion Price then in effect by a fraction
               (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 4f to reflect the actual payment of such dividend or distribution.

                    g. Adjustments for Other Dividends and Distributions. If the
               Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series Preferred shall be entitled to receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series Preferred or with respect to such other securities by their terms.

                    h. Adjustment for Reclassification and Recapitalization. If
               at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3d or a subdivision or combination of Common Stock or other dividend or distribution or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or other property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                    i. Reorganizations, Mergers, Consolidations or Sales of
               Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3d or a subdivision or combination of Common Stock or other dividend or distribution, capitalization, subdivision, combination or reclassification of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this
               Section 4 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                    j. Sale of Shares Below Series Preferred Conversion Price.

                         (i) If at any time or from time to time after the
                    Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection 4j to have issued or sold, Additional Shares of Common Stock (as defined in subsection 4j(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4f above, and other than a subdivision or combination of shares of Common Stock as provided in
                    Section 4e above, for an Effective Price (as defined in subsection 4j(iv) below) less than the then effective Series Preferred Conversion Price, then and in each such case the then existing Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series Preferred Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection 4j(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series Preferred Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities, including options granted pursuant to the Company's employee stock option plan, exercisable on the day immediately preceding the given date, which either were outstanding on the Original Issue Date or the issuance of which was approved by a majority of the Company's Board of Directors, which majority includes at least one director appointed by the Series Preferred.

                         (ii) For the purpose of making any adjustment required
                    under this Section 4j, the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection 4j(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                        (iii) For the purpose of the adjustment required under
                    this Section 4j, if the Company issues or sells (A) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities, except to the extent of the excess, if any, of the amount or value of the cash, securities or property that will be payable by the Company upon the maturity, redemption or other event triggering a payment obligation of the Company with respect to any such Convertible Securities, assuming none of them are converted, over the sum of the amount or value of the consideration received or deemed to be received by the Company for such Convertible Securities calculated as set forth in this sentence plus the amount or value of the cash, securities or other property, except shares of Common Stock, if any, that would be payable by the Company with respect to such Convertible Securities if it were assumed that all of them are fully converted) upon the conversion thereof; provided that (x) if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; (y) if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and (z) if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of

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

                    Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities, except to the extent of the excess, if any, of the amount or value of the cash, securities or property that, but for such conversion, would have been payable by the Company upon the maturity, redemption or other event triggering a payment obligation of the Company with respect to any such Convertible Securities over the sum of the amount or value of the consideration received or deemed to be received by the Company for such Convertible Securities calculated as set forth in this sentence plus the amount or value of the cash, securities or other property, except shares of Common Stock, if any, actually paid by the Company with respect to the Convertible Securities actually converted) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

                         (iv) "Additional Shares of Common Stock" shall mean all
                    shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4j, whether or not subsequently reacquired or retired by the Company other than
                    (A) shares of Common Stock issued upon conversion of the Series Preferred, (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) before, on or after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board and (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this
                    Section 4j, into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4j, for such Additional Shares of Common Stock.

                    k. Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of

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

               Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and
               (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

                    l. No Further Adjustments. Each adjustment pursuant to any provision of this Section 4 by reason of any event or circumstance shall be made without duplication and not under more than one subsection this Section 4. Notwithstanding any other provision of this Section 4, no adjustment shall be made or required (whether under subsection 4i or otherwise) by reason of any Acquisition or Asset Transfer that is or is deemed to be a liquidation under Section 3d above, by reason of any other liquidation, distribution or winding up of the Company or by reason of any payment or distribution to the holders of, or any change in, the Company's Common Stock or other capital stock. Any adjustment of the Series Preferred Conversion Price that would otherwise be required with respect to any share of Series Preferred Stock may be postponed (except in the case of a subdivision or combination of shares of the Common Stock) up to, but not beyond the date of conversion of such share, if such adjustment either by itself or with other adjustments not previously made adjusts the applicable Series Preferred Conversion price by less than $.01.

                    m. Notices of Record Date. Upon (i) any taking by the
               Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3d) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3c), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                    n. Automatic Conversion.

                         (i) Each share of Series Preferred shall automatically
                    be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least four (4) times the Original Issue Price (as adjusted for stock splits, dividends, recapitalizations and the like), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least Fifteen Million Dollars $15,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4d.

                         (ii) Upon the occurrence of the event specified in
                    paragraph (A) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4d.

                    o. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                    p. Reservation of Stock Issuable Upon Conversion. The
               Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                    q. Notices. Any notice required by the provisions of this
               Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified,
               (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                    r. Payment of Taxes. The Company will pay all United States taxes (other than taxes based upon income) and other United States governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

                    s. No Dilution or Impairment. Without the consent of the
               holders of then outstanding Series Preferred as required under
               Section 2b, the Company shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

                    t. Listing Requirements. To the extent that delivery to any holder or any shares of Series Preferred of Common Stock or other securities or property upon the conversion of such shares requires, under any applicable law or rule of the Nasdaq Stock Market or any national securities exchange or interdealer quotation system, requires any registration, qualification, listing or approval before such Common Stock or other securities or property may be lawfully or properly issued, such holder shall cooperate in good faith with the Company in satisfying such requirement, and the conversion of such shares and the delivery of such Common Stock, securities or other property shall be postponed until such requirements is satisfied, whereupon such conversion shall be consummated (as of the date specified in Section 4d above) and such delivery shall be made as promptly as reasonably practicable. Unless otherwise set forth in any agreement relating to registration of such shares of Common Stock or other written agreement between or binding on such holder and the Company, each of the Company and such holder shall bear its own costs and expenses in connection with the foregoing.

          5. REDEMPTION. The Series Preferred shall not be redeemable.

          6. NO REISSUANCE OF SERIES PREFERRED. No share or shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

     F. NO PREEMPTIVE RIGHTS. Stockholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

                                       V.

     A. To the extent permitted by applicable law a director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. To the extent permitted by applicable law if the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     B. Any repeal or modification of this Article V shall only be prospective and shall not effect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                       VI.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

     A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     B. The Board of Directors may from time to time make, amend, supplement or repeal the Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

     C. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                                     * * * *

     THREE: This Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

     FOUR: This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the Corporation. The total number of outstanding shares entitled to vote or act by written consent was 200,000 shares of Common Stock. All of the outstanding shares of Common Stock approved this Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Linkshare Corporation has caused this Restated Certificate of Incorporation to be signed by the Chief Executive Officer and the Secretary in New York, New York, this 1st day of July 1997.

                                        LINKSHARE CORPORATION



                                        By:/s/ Stephen D. Messer
                                           -----------------------------------
                                           Stephen D. Messer
                                           Chief Executive Officer

ATTEST:



By:/s/ Heidi S. Messer
   ---------------------------------
   Heidi S. Messer
   Secretary

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